Exhibits 8.1 and 23.1

[Letterhead of Bingham McCutchen LLP]

September 8, 2010

Toyota Auto Finance Receivables LLC
19851 S. Western Avenue EF 12
Torrance, California 90509

Re:	Toyota Auto Receivables 2010-B Owner Trust

Ladies and Gentlemen:

We have acted as special counsel to Toyota Auto Finance Receivables LLC, a Delaware limited liability company (the “Depositor”) in connection with the issuance by Toyota Auto Receivables 2010-B Owner Trust (the “Issuer”) of, $613,800,00 aggregate principal amount of 0.56012% Asset Backed Notes, Class A-1 (the “Class A-1 Notes”), $434,300,000 aggregate principal amount of 0.74% Asset Backed Notes, Class A-2 (the “Class A-2 Notes”), $587,800,000 aggregate principal amount of 1.04% Asset Backed Notes, Class A-3 (the “Class A-3 Notes”), and $114,100,000 aggregate principal amount of 1.47% Asset Backed Notes, Class A-4 (the “Class A-4 Notes” and, collectively with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Notes”).  In connection with the sale of certain of the Class A-1 Notes (the “Sold Class A-1 Notes”), the Depositor has prepared a prospectus supplement dated September 1, 2010 (the “Prospectus Supplement”). and the related prospectus dated September 1, 2010 (the “Base Prospectus”).

The Depositor has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Registration No. 333-159170), as amended by Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 thereto, for the registration of the Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Sold Class A-1 Notes were issued pursuant to an Indenture, dated as of July 22, 2010 (the “Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as indenture trustee and securities intermediary.

As such counsel, we have examined copies of the Prospectus Supplement, the Base Prospectus and the Indenture, and have relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion letter, we have also examined and relied upon the Registration Statement, the prospectus and forms of prospectus supplement included therein.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Attorneys involved in the preparation of this opinion letter are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America.

Based on the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that as of the date hereof, the statements in the Prospectus Supplement under the headings “Summary of Terms—Tax Status” and “Certain Federal Income Tax Consequences” and in the Base Prospectus under the headings “Summary of Terms—Tax Status” and “Certain Federal Income Tax Consequences,” insofar as they describe certain provisions of federal tax law or federal tax legal conclusions, are correct in all material respects.

Our opinion above is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the Prospectus Supplement under the headings “Summary of Terms—Tax Status” and “Certain Federal Income Tax Consequences” and in the Base Prospectus under the headings “Summary of Terms—Tax Status” and “Certain Federal Income Tax Consequences.”  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP